Exhibit 2

                                                                 NEWS RELEASE

P. O. Box 5000
Victoria, Minnesota 55386 USA
952-443-2500
                                       FILED BY HEI, INC. PURSUANT TO
                                       RULE 425 UNDER THE SECURITIES ACT
                                       OF 1933 AND DEEMED FILED PURSUANT
                                       TO RULES 14A-12 AND 14D-2 OF THE
                                       SECURITIES EXCHANGE ACT OF 1934

                                       COMMISSION FILE NO.: 000-12471
                                       SUBJECT COMPANY:  COLORADO MEDTECH, INC.



CONTACTS:                                          FOR IMMEDIATE RELEASE
           Anthony J. Fant, CEO
           Donald R. Reynolds, President/COO
           Steve E. Tondera, CFO


           HEI, INC. CHAIRMAN EXCHANGES SHARES, INVESTS MILLIONS IN HEI

MINNEAPOLIS, SEPTEMBER 11, 2000 -- HEI, Inc. (Nasdaq: HEII, www.heii.com) announced today that Anthony J. Fant, its Chairman and CEO, has agreed to exchange all 1,214,300 shares of Colorado MEDtech, Inc. (CMED) that he has recently acquired in open market purchases for HEI common stock. The exchange ratio was calculated using Fant's average cost of $6.86 per Colorado MEDtech share plus an allowance for his expenses incurred in connection with his Colorado MEDtech holdings. The exchange ratio of approximately .30 HEI shares per Colorado MEDtech share will result in an immediate unrealized gain to HEI of approximately $2 million which is the difference in Fant's basis in the Colorado MEDtech shares and it's closing price at the time of the announcement.

"This exchange and its terms demonstrate my continued commitment to HEI and my confidence in its future growth and profitability," said Fant. Fant continued, "The net effect of this exchange at a price significantly below Colorado MEDtech's close Friday represents both my commitment to go the extra mile for all HEI shareholders and my desire that Colorado MEDtech shareholders see first hand that my intentions are genuine and for the good of all shareholders."

Steve Tondera, HEI's Vice President and CFO commented, "This is an admirable and unusual step for an individual to make as CEO of a public company. Mr. Fant will essentially hand over to all HEI shareholders several million dollars of value." "All HEI shareholders should appreciate this generous action on Mr. Fant's part and recognize that this is a demonstration of Fant's belief in HEI and his determination to see all of HEI shareholders realize more and more value from their investment in HEI."

Don Reynolds, HEI's President and COO said "After considerable investigation of CMED and understanding the possibilities of both companies, I'm enthusiastic about this development and the potential benefit to HEI and Colorado MEDtech shareholders. The management of HEI is committed to this action and the confidence of HEI's Chairman and CEO is evident by this exchange."

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. IT IS NOT AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF COLORADO MEDTECH COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY COLORADO MEDTECH COMMON STOCK WILL ONLY BE MADE PURSUANT TO A PROSPECTUS AND RELATED MATERIALS THAT HEI EXPECTS TO SEND TO COLORADO MEDTECH SHAREHOLDERS. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS SOON AS PRACTICABLE. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE EFFECTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOT SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THIS MATERIAL ALSO WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF A TENDER OFFER STATEMENT. COLORADO MEDTECH SHAREHOLDERS ARE URGED TO CAREFULLY READ THE COMPLETE TERMS AND CONDITIONS OF THOSE MATERIALS, WHICH WILL CONTAIN IMPORTANT INFORMATION REGARDING THE EXCHANGE OFFER, PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO SUCH EXCHANGE OFFER.

IN CONNECTION WITH THE EXCHANGE OFFER DESCRIBED IN THIS NEWS RELEASE, HEI MAY SOLICIT PROXIES FROM ITS SHAREHOLDERS TO APPROVE THE ISSUANCE OF STOCK IN THE EXCHANGE OFFER AND FROM THE SHAREHOLDERS OF COLORADO MEDTECH TO CAUSE THE ELECTION OF A NEW SLATE OF COLORADO MEDTECH DIRECTORS. THE PARTICIPANTS TO THE SOLICITATION OF HEI SHAREHOLDERS WILL INCLUDE HEI AND EACH OF THE MEMBERS OF THE HEI BOARD OF DIRECTORS, ANTHONY FANT, STEVE TONDERA, ED FINCH, MACK TRAYNOR AND DAVID ORTLEIB. THE PARTICIPANTS IN THE SOLICITATION OF COLORADO MEDTECH SHAREHOLDERS WILL INCLUDE HEI AND MR. FANT. HEI IS THE BENEFICIAL OWNER OF APPROXIMATELY 9.9% OF THE OUTSTANDING SHARES OF COMMON STOCK OF COLORADO MEDTECH. IN THE EVENT THAT THE EXCHANGE OFFER IS NOT SUCCESSFUL AND HEI SELLS ITS SHARES OF COMMON STOCK OF COLORADO MEDTECH TO AN UNAFFILIATED THIRD PARTY, ANTHONY FANT, HEI'S CHAIRMAN OF THE BOARD, WILL RECEIVE A PORTION OF THE PROCEEDS OF SUCH SALE. HEI EXPECTS TO FILE PROXY STATEMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION REGARDING SUCH SOLICITATIONS. HEI AND COLORADO MEDTECH SHAREHOLDERS ARE URGED TO CAREFULLY READ THE COMPLETE TERMS AND CONDITIONS OF THE RESPECTIVE PROXY STATEMENTS, WHEN THEY ARE AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION WITH RESPECT TO ANY SUCH SOLICITATION.

HEI AND COLORADO MEDTECH SHAREHOLDERS WILL BE ABLE TO OBTAIN THE PROSPECTUS, THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND THE PROXY STATEMENTS REFERRED TO ABOVE, WHEN FILED BY THE COMPANY WITH THE COMMISSION, FOR FREE AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV OR FROM THE COMPANY BY DIRECTING SUCH REQUESTS TO BEACON HILL PARTNERS AT (212) 843-8500.


FORWARD LOOKING INFORMATION
---------------------------

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.


CONTACT: Anthony J. Fant, CEO, (952) 443-2500 or Richard Grubaugh of Beacon Hill Partners

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HEI, Inc., and Cross Technology, Inc., a wholly owned subsidiary of HEI, Inc., specialize in the custom design and manufacture of high performance, ultraminiature microelectronic devices and high-technology products incorporating those devices. HEI and Cross contribute to their customers' competitiveness in the hearing, medical, communications, wireless smart cards, other RF applications, and industrial markets through innovative design solutions and by the application of state-of-the art materials, processes and manufacturing capabilities.

World Headquarters and Microelectronics Division           PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Mexico Division, Customer Service Center                   1 Offshore International, 777 East MacArthur Circle, Tucson, AZ 85714
High Density Interconnect Division                         610 South Rockford Drive, Tempe, AZ 85281
Cross Technology, Inc.                                     5201 Eden Circle, Edina, MN 55436

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